EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Following is a list of the subsidiaries of the Company:

Name of Subsidiary	Jurisdiction of Incorporation
Emulex Corporate Services Corporation	California
Emulex Corporation	California
Emulex Design & Manufacturing Corporation	Delaware
Emulex Communications Private Limited	India
Arcxel Technologies, Inc.	California
Hyland Enterprise Development, Inc.	California
Emulex Limited	United Kingdom
InterConnections, Inc.	Washington
Emulex International Limited	Isle of Man
Emulex Isle of Man Administration, Limited	Isle of Man
Emulex Isle of Man Base Company	Isle of Man
Emulex Ireland Company	Ireland
Emulex Germany GmbH	Germany
Emulex Singapore Pte. Limited	Singapore
Emulex (Beijing) Networking Technology Co. Ltd.	China
Emulex Sistemas de Conectividade Ltda	Brazil
El Dorado Research Ventures Limited	New Zealand
Endace USA Limited	Delaware
Endace Limited	New Zealand
Endace Technology Limited	New Zealand
Endace Measurement Systems Limited	New Zealand
Endace Australia Pty. Ltd.	Australia
Endace Asia Pacific Pte. Ltd.	Singapore
Endace US Corporation Holding Ltd.	New Zealand
Endace Fulfillment and Logistics Ltd.	New Zealand
Endace Europe Ltd.	United Kingdom